Exhibit 99.1

NEWS from

808 Travis, Suite 1320
Houston, Texas 77002
(713) 780-9494
fax (713) 780-9254

Contact:
Traded: NYSE (GDP)
Robert C. Turnham, President
David R. Looney, CFO
FOR IMMEDIATE RELEASE

GOODRICH PETROLEUM ANNOUNCES BORROWING BASE INCREASE TO $170MM

Houston, Texas - September 24, 2007. Goodrich Petroleum Corporation (NYSE: GDP) today announced that a syndicate of commercial banks, led by BNP Paribas, has completed its mid-year borrowing base review and established a borrowing base of $170 Million. The Company or the banks may call for an out-of-cycle review, but in practice this borrowing base will likely be effective until the Company delivers its year end 2007 Reserve Report, which should result in a new borrowing base determination late in the first quarter of 2008.

David R. Looney, Executive Vice President and CFO, commented as follows, “The increase to $170 Million represents in excess of a 54% increase over our existing borrowing base of $110 Million. Not only will this increased availability give us ample liquidity to complete our 2007 drilling program and get us a good start on 2008, but it also further validates the economic success of our program. We appreciate the continued support of our bankers, and we look forward to expanding this availability in the future.”

Certain statements in this news release regarding future expectations and plans for future activities may be regarded as “forward looking statements” within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as financial market conditions, operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

Goodrich Petroleum is an independent exploration and production company listed on the New York Stock Exchange. The majority of its oil and gas properties are in Louisiana and Texas.